Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Tribune Publishing Company’s Annual Report on Form 10-K for the year ended December 27, 2015.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 11, 2016